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Exhibit 10.5

PARTICIPATION AGREEMENT

(OPTIONS ONLY)

        This Participation Agreement (this "Agreement") is made and entered into as of [DATE], 2004 by and between Merrill Corporation, a Minnesota corporation ("Merrill") and [NAME], an individual residing at [ADDRESS] (the "Employee").

W I T N E S S E T H

        WHEREAS, on December 20, 1999, the Board of Directors and shareholders of Merrill adopted the 1999 Merrill Corporation Stock Option Plan (as amended from time to time, the "Option Plan") authorizing the Compensation Committee of the Board of Directors of Merrill to grant stock options to employees and independent contractors of Merrill or any subsidiary of Merrill pursuant to the terms and conditions of the Option Plan.

        WHEREAS, the Employee must execute and deliver this Agreement as a condition to participating in the Option Plan and receiving certain awards under the Option Plan.

        WHEREAS, all capitalized terms not otherwise defined in this Agreement or the attachments to this Agreement shall have such meanings given such terms in the Option Plan.

        NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto hereby agree as follows:

1.    Stock Option Grant.

        1.1    As of the date of this Agreement ("Date of Grant") Merrill hereby grants to the Employee the right, privilege, and option (the "Option") to purchase [NUMBER OF SHARES] shares (the "Option Shares") of Common Stock, according to the terms and subject to the conditions set forth in this Agreement, the "Terms and Conditions of Non-Statutory Stock Option Awards" attached to this Agreement and the Option Plan. The Option is not intended to be an "incentive stock option," as that term is used in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

        1.2    The per share price to be paid by the Employee in the event of an exercise of the Option will be $[EXERCISE PRICE] per share.

        1.3    The Option will become exercisable with respect to fifty percent (50%) of the Option Shares in accordance with the "Time Vesting Option Schedule" attached to this Agreement, and the remaining fifty percent (50%) of the Option Shares will become exercisable in accordance with the "Performance Vesting Option Schedule" attached to this Agreement.

        1.4    The Employee hereby acknowledges and agrees that by executing this Agreement, the Employee will be bound by the terms and conditions set forth in the "Terms and Conditions of Non-Statutory Stock Options" attached to this Agreement.

2.    Investors' Agreement.

        2.1    In connection with the Employee's purchase of Common Stock upon the exercise of the Option pursuant to the Option Plan, the Employee hereby acknowledges and agrees that the Employee has received and reviewed a copy of the Investors' Agreement, dated November 23, 1999, by and among Merrill and its shareholders (as amended from time to time, the "Investors' Agreement"). By execution of this Agreement, the Employee hereby acknowledges and agrees to be bound by the terms and conditions of the Investors' Agreement, as amended from time to time, in the same manner and to the same effect as if the Employee were an original party thereto, including, without limitation, acknowledgment that the Employee shall be considered a "Co-invest Management Stockholder" or "Other Stockholder" as such terms are defined in the Investors' Agreement. The other shareholders of Merrill, and the Board of Directors of Merrill, shall be entitled to rely on this Agreement in the same manner as if a counterpart of the Investors' Agreement were executed by the Employee, and Merrill's Board of Directors may utilize this Agreement as evidence of the signature of the Employee and attach the same to a copy of the Investors' Agreement, with this Agreement having the same validity, force and effect as if the Investor's Agreement and any amendments thereto had been executed by the Employee.

        2.2    Upon the exercise of the Option and pursuant to the Option Plan, the Employee shall be deemed an "other" Stockholder within the meaning of the Investors' Agreement as of 12:01 a.m. of the Date of Grant (the "Effective Date"), the Date of Grant of the Option to the Employee for all purposes of the Investors' Agreement.

        2.3    Merrill shall notify the Employee promptly if the Employee's status for purposes of the Investors' Agreement changes for any reason pursuant to the terms and conditions of the Option Plan.

3.    Miscellaneous.

        3.1    Employment or Service.    Nothing in this Agreement or any attachments hereto will interfere with or limit in any way the right of Merrill or any Subsidiary to terminate the employment or other service of the Employee at any time, nor confer upon the Employee any right to continue in the employ or other service of Merrill or any Subsidiary at any particular position or rate of pay or for any particular period of time. Furthermore, if the Employee was an at-will employee prior to executing this Agreement, the Employee shall be an at-will employee after executing this Agreement, and if the Employee was bound by a written employment agreement prior to executing this Agreement, the Employee will continue to be bound by such agreement after executing this Agreement; provided, however, that such written agreement shall be subject to the terms and conditions in this Agreement and shall be deemed to be amended and superseded with respect to the subject matter contained in this Agreement.

        3.2    Binding Effect.    This Agreement, including all the attachments hereto, will be binding upon the heirs, executors, administrators and successors of the parties to this Agreement.

        3.3    Governing Law.    This Agreement, including all the attachments hereto, and all rights and obligations under it will be construed in accordance with the Option Plan and governed by the laws of the State of Minnesota, without regard to conflicts of laws provisions. Any legal proceeding related to this Agreement, including all the attachments hereto, will be brought in an appropriate Minnesota court, and the parties to this Agreement consent to the exclusive jurisdiction of the court for this purpose.

        3.4    Entire Agreement.    This Agreement, including all attachments hereto, and the Option Plan set forth the entire agreement and understanding of the parties to this Agreement with respect to the grant and exercise of the Option and the administration of the Option Plan, and supersede all prior agreements, arrangements, plans and understandings relating to the foregoing.

        3.5    Amendment and Waiver.    Other than as provided in this Agreement, including all attachments hereto, or the Option Plan, none of the terms or provisions of this Agreement, including all attachment to this Agreement may be amended, waived, supplemented, canceled or otherwise modified only by a written instrument executed by the parties to this Agreement or, in the case of a waiver, by the party waiving compliance.

        3.6    Counterparts.    This Agreement may be executed in several counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

MERRILL CORPORATION:
By:	John W. Castro
Its:	Chief Executive Officer
EMPLOYEE:
Signature [EMPLOYEE NAME]
Address
City, State and Zip Code
Social Security Number

* * * * * * * *

        Upon execution of this Agreement the Employee acknowledges having been delivered and reviewed a copy of the Option Plan, the Investors' Agreement and all attachments to this Agreement.

TIME VESTING OPTION SCHEDULE

        The following table sets forth the initial dates of exercisability of each installment and the percentage of Option Shares as to which the portion of the Option governed by this Time Vesting Option Schedule will be exercisable:

DATE OF EXERCISABILITY On or After:	PERCENTAGE OF OPTION SHARES GOVERNED BY THIS TIME VESTING OPTION SCHEDULE AVAILABLE FOR EXERCISE
February 1,2005	0%
February 1,2006	0%
February 1,2007	25%
February 1,2008	50%
February 1,2009	75%
February 1,2010	100%

        In no event will the portion of the Option governed by this Time Vesting Option Schedule be exercisable after, and the portion of the Option governed by this Time Vesting Option Schedule will become void and expire as to all unexercised Option Shares at, 5:00 p.m. (St. Paul, Minnesota time) on the 10th anniversary of the Date of Grant (the "Time of Termination").

        If a DLJMB Liquidation Event (as defined below) occurs, then, unless otherwise provided by the Committee in its sole discretion, the unvested portion of the Option governed by this Time Vesting Option Schedule will become immediately vested in full, subject to Section 9.3 of the Option Plan.

        For purposes of this Time Vesting Option Schedule, the following terms shall have the meanings set forth below:

          1.     "DLJMB Entities" shall mean DLJ Merchant Banking Partners II, L.P. and all its affiliated entities as described in the Investors' Agreement.

          2.     "DLJMB Liquidation Event" means, except for transfers to Permitted Transferees (as defined in the Investors' Agreement), (i) a sale or other transfer by the DLJMB Entities of 90% or more of its shares of common equity in Merrill (including all common equity originally purchased by the DLJMB Entities and any additional common equity purchased by the DLJMB Entities thereafter, whether voting, Class B or any other class of common equity created by Merrill) to one or more persons or entities (in one transaction or in a series of related transactions) other than in connection with a public offering of Merrill's common equity, (ii) the sale, lease, exchange or other transfer, directly or indirectly, of substantially all of the assets of Merrill (in one transaction or in a series of related transactions) to a person or entity that is not controlled by Merrill, or (iii) a merger or consolidation to which Merrill is a party if the shareholders of Merrill immediately prior to the effective date of such merger or consolidation do not have "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) immediately following the effective date of such merger or consolidation of more than 50% of the combined voting power of the surviving corporation's outstanding securities ordinarily having the right to vote at elections of directors.

PERFORMANCE VESTING OPTION SCHEDULE

        The portion of the Option governed by this Performance Vesting Option Schedule will become vested and exercisable on the dates and in the proportions indicated in Table 1 below if Merrill's actual EBITDA (as defined below) equals or exceeds the amount stated for the relevant fiscal year or years, as indicated in Table 1 below, but in any event such portion will vest in full eight (8) years from the Date of Grant. If a DLJMB Liquidation Event (as defined below) occurs, then, unless otherwise provided by the Committee in its sole discretion, the portion of the Option governed by this Performance Vesting Option Schedule will become immediately vested and exercisable in full, subject to Section 9.3 of the Option Plan.

        For purposes of this Performance Vesting Option Schedule, the following terms shall have the meanings set forth below:

          1.     "DLJMB Entities" shall mean DLJ Merchant Banking Partners II, L.P. and all its affiliated entities as described in the Investors' Agreement.

          2.     "DLJMB Liquidation Event" means, except for transfers to Permitted Transferees (as defined in the Investors' Agreement), (i) a sale or other transfer by the DLJMB Entities of 90% or more of its shares of common equity in Merrill (including all common equity originally purchased by the DLJMB Entities and any additional common equity purchased by the DLJMB Entities thereafter, whether voting, Class B or any other class of common equity created by Merrill) to one or more persons or entities (in one transaction or in a series of related transactions) other than in connection with a public offering of Merrill's common equity, (ii) the sale, lease, exchange or other transfer, directly or indirectly, of substantially all of the assets of Merrill (in one transaction or in a series of related transactions) to a person or entity that is not controlled by Merrill or (iii) a merger or consolidation to which Merrill is a party if the shareholders of Merrill immediately prior to the effective date of such merger or consolidation do not have "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) immediately following the effective date of such merger or consolidation of more than 50% of the combined voting power of the surviving corporation's outstanding securities ordinarily having the right to vote at elections of directors.

          3.     "EBITDA" means, for any applicable period, as determined by Merrill, (i) the sum of Merrill's consolidated (A) net income; (B) depreciation and amortization and other non-cash charges or expenses; (C) income taxes; (D) interest expenses; and (E) net loss realized in connection with any sale or other disposition of any asset or any extraordinary or non-recurring loss; minus (ii) Merrill's consolidated net gain realized in connection with any sale or other disposition of any asset or any extraordinary or non-recurring gain.

TABLE 1

Fiscal Year Ended January 31	EBITDA	Percentage of Option Shares Governed by this Performance Vesting Option Schedule Available for Exercise**
2005	$68,676,000	20%
2006	$73,721,000	20%; or 40% if the sum of EBITDA for fiscal years ending January 31, 2005 through January 31, 2006 equals or exceeds $142,397,000
2007	80,535,000	20%; or 60% if the sum of EBITDA for fiscal years ending January 31, 2005 through January 31, 2007 equals or exceeds $222,932,000
2008	$87,969,000	20%; or 80% if the sum of EBITDA for fiscal years ending January 31, 2005 through January 31, 2008 equals or exceeds $310,901,000
2009	$96,100,000	20%; or 100% if the sum of EBITDA for fiscal years ending January 31, 2005 through January 31, 2009 equals or exceeds $407,001,000

*
Such percentage of Option Shares available for exercise shall vest on the April 30th immediately following the last day of the fiscal year indicated above.

**
The 20% stated for each fiscal year shall be vested on the April 30th following the last day of such fiscal year if Merrill's actual EBITDA for such fiscal year equals or exceeds the amount stated in the table for such fiscal year, regardless of whether any vesting occurred regarding any previous fiscal year. Additionally, vesting shall apply retroactively and cumulatively (on the applicable April 30th) if at the end of any fiscal year the sum of Merrill's actual EBITDA for the corresponding fiscal years stated in the table equals or exceeds the corresponding total EBITDA stated in the table for such fiscal years.

        The portion of the Option governed by this Performance Vesting Option Schedule will not be exercisable after, and will become void and expire as to all unexercised Option Shares at, 5:00 p.m. (St. Paul, Minnesota time), on the earlier of (i) December 1, 2013 or (ii) the day immediately following the completion of a DLJMB Liquidation Event.

TERMS AND CONDITIONS
OF
NON-STATUTORY STOCK OPTION AWARDS

        Upon execution of the Participation Agreement, the Employee hereby acknowledges and agrees to be bound by the following terms and conditions relating to the Option:

1.    Duration of Option and Time of Exercise.

        1.1    Termination of Employment or Other Service.

          (a)    Termination for Cause.    In the event the Employee's employment or other service with Merrill and all Subsidiaries is terminated by Merrill or any Subsidiary for Cause, all rights of the Employee under the Option Plan with respect to the Option and the Participation Agreement will immediately terminate without notice of any kind, and the Option, whether exercisable or not on the date of termination, will immediately terminate without notice of any kind, and Merrill will also have the right to repurchase (the "Repurchase Right") from the Employee all shares of Common Stock previously acquired upon exercise of the Option at a price equal to the exercise price paid by the Employee to acquire such shares of Common Stock in the manner set forth in Section 2 below.

          (b)    Termination for Reasons Other Than Cause.    In the event the Employee's employment or other service with Merrill and all Subsidiaries is terminated other than for Cause by reason of voluntary resignation, death, Disability or Retirement, the Option will remain exercisable, to the extent exercisable as of the date of such termination, for a period of one year following the date the Employee's employment or other service is terminated, and any portion of the Option which is not exercisable as of the date of such termination will immediately terminate without notice of any kind.

          (c)    Partial Terminations.    In the event of a Partial Termination, the Committee shall have the right in its sole discretion to modify the terms of any unvested Options then held by the Employee at the time of the Partial Termination, including, without limitation, the right to immediately terminate without notice of any kind all rights the Employee has in any unvested Options then held by the Employee at the time of the Partial Termination.

2.    Exercisability of Repurchase Right.

        If Merrill elects to exercise its Repurchase Right, Merrill shall give the Employee written notice of its intent to exercise its Repurchase Right (the "Notice of Repurchase") within sixty (60) days of such Employee's termination of employment or other service. The Notice of Repurchase shall specify (i) the number of shares of Common Stock Merrill intends to repurchase, (ii) the applicable purchase price for such shares of Common Stock, and (iii) the date Merrill expects to purchase such shares of Common Stock from the Employee which date shall be no later than thirty (30) days following the Valuation Date in the fiscal year immediately following the fiscal year in which the Employee's employment or other service is terminated (the "Repurchase Date"). On or before the Repurchase Date, the Employee shall deliver to Merrill the stock certificates representing the shares of Common Stock being purchased by Merrill, properly endorsed for transfer. By such delivery of such certificates, the Employee warrants that (i) the Employee has good title to, the right to possession of, and the right to sell, the shares of Common Stock, (ii) such shares of Common Stock are free and clear of all pledges, liens, encumbrances, charges, proxies, restrictions, options, transfers and other adverse claims, except such as have been imposed by the Option Plan or the Investors' Agreement, and except such restrictions on transfer as may be imposed by federal or state securities laws, and (iii) the Employee shall hold harmless Merrill from all costs, expenses and fees incurred in defending title and right to possession. On the Repurchase Date, Merrill shall pay to the Employee the total purchase price for the shares of Common Stock to be purchased by Merrill. Notwithstanding anything to the contrary in the

Option Plan, however, Merrill shall only be required to pay for such shares of Common Stock as rapidly as permissible without violating any loan covenants or other contractual restrictions applicable to, and binding upon, Merrill, and any amounts not paid to the Employee on the Repurchase Date will bear interest at a fixed rate of interest equal to eight percent (8%) per annum; provided, however, that such interest rate shall not exceed the rate permitted by applicable law. Merrill shall only be required to repurchase shares of Common Stock pursuant to this Section 2 to the extent that such repurchase does not violate any applicable laws.

3.    Manner of Option Exercise.

        3.1    Notice.    The Option may be exercised by the Employee in whole or in part from time to time, subject to the conditions contained in the Option Plan and in the Participation Agreement, by delivery, in person, by facsimile or electronic transmission (with written confirmation via the mail to follow such electronic transmission) or through the mail, to Merrill at its principal executive office in St. Paul, Minnesota (Attention: Secretary), of a written notice of exercise. Such notice must be in a form satisfactory to the Committee, must identify the Option, must specify the number of Option Shares with respect to which the Option is being exercised, and must be signed by the person or persons so exercising the Option. Such notice must be accompanied by payment in full of the total purchase price of the Option Shares purchased. In the event that the Option is being exercised, as provided by the Option Plan and the Participation Agreement, by any person or persons other than the Employee, the notice must be accompanied by appropriate proof of right of such person or persons to exercise the Option. As soon as practicable after the effective exercise of the Option, the Employee will be recorded on the stock transfer books of Merrill as the owner of the Option Shares purchased, and Merrill will deliver to the Employee one or more duly issued stock certificates evidencing such ownership.

        3.2    Payment.    At the time of exercise of the Option, the Employee must pay the total purchase price of the Option Shares to be purchased entirely in cash (including a check, bank draft or money order, payable to the order of Merrill); provided, however, that the Committee, in its sole discretion, may allow such payment to be made, in whole or in part, by tender of a promissory note (on terms acceptable to the Committee in its sole discretion) or a Broker Exercise Notice or Previously Acquired Shares (as such terms are defined in the Option Plan), or by a combination of such methods. In the event the Employee is permitted to pay the total purchase price of the Option in whole or in part with Previously Acquired Shares, the value of such shares will be equal to their Fair Market Value on the date of exercise of the Option.

4.    DLJMB Liquidation Event.

        4.1    Acceleration of Vesting.    Without limiting the authority of the Committee under the Option Plan, if a DLJMB Liquidation Event (as defined in the Option Plan) occurs, then, unless otherwise provided by the Committee in its sole discretion all unvested Options will become immediately vested in full, subject to Section 9.3 of the Option Plan.

        4.2    Limitation on Payments in Connection with a DLJMB Liquidation Event.    Notwithstanding anything in Section 4.1 above or 4.3 below to the contrary, if, with respect to the Employee, the acceleration of the vesting of Options as provided in Section 4.1 (which acceleration or payment could be deemed a "payment" within the meaning of Section 280G(b)(2) of the Code) or a "payment" under Section 4.3 below, together with any other "payments" that the Employee has the right to receive from Merrill or any corporation that is a member of an "affiliated group" (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which Merrill is a member, would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), then the "payments" to the Employee pursuant to Section 4.1 or 4.3 will be reduced to the largest amount as will result in no portion of such "payments" being subject to the excise tax imposed by Section 4999 of the Code; provided, however, that if the Employee is subject to a separate agreement with Merrill or a Subsidiary that expressly addresses the potential application of Sections 280G or 4999 of the Code (including, without limitation, that "payments" under such agreement or otherwise will be reduced, that the Employee will have the discretion to determine which "payments" will be reduced, that such "payments" will not be reduced or that such "payments" will be "grossed up" for tax purposes), then this Section 4.2 will not apply, and any "payments" to the Employee pursuant to Section 4.1 or 4.3 will be treated as "payments" arising under such separate agreement.

        4.3    Additional Rights in Connection with a DLJMB Liquidation Event.    Without limiting the authority of the Committee under the Option Plan or otherwise under the Participation Agreement, the Committee may elect, in its sole discretion, to proceed pursuant to this Section 4.3 in connection with the occurrence of a DLJMB Liquidation Event.

          (a)   The Committee may determine that no additional vesting of the Option shall occur in connection with or after such DLJMB Liquidation Event (without notice of any kind). In connection therewith, the Committee may determine for each Option Share an amount that is equal to (i) the per-share amount received in connection with such DLJMB Liquidation Event by a holder of shares of common equity of the Company who is not a DLJMB Entity, minus (ii) the per share price to be paid by the Employee in the event of an exercise of the Option (the result of the foregoing being the "Per-Option Share Amount").

          (b)   For the portion of the Option that is vested immediately prior to such DLJMB Liquidation Event, the Company may pay to the Employee, in cash, an amount equal to the Per-Option Share Amount for each Option Share subject to such vested portion of the Option, with such payment being due on or before the 10th business day following the effective date of such DLJMB Liquidation Event.

          (c)   For the portion of the Option that is not yet vested immediately prior to such DLJMB Liquidation Event, the Committee may cause the Company to, subject to Section 4.3(d) below, on or before the 10th business day following the effective date of such DLJMB Liquidation Event, place an amount equal to the Per-Option Share Amount for each Option Share subject to such unvested portion of the Option (along with any or all corresponding amounts payable to other option holders under the Option Plan) in an escrow account, a so-called "Rabbi Trust" or a similar account or fund under terms determined by the Company from time to time, in its discretion; provided, however, that (i) the Company shall pay (or cause to be paid) to the Employee such amount in installments over a period that is the shorter of two years from the date of such DLJMB Liquidation Event or the remainder of the period in which the Option would otherwise have vested in full pursuant its vesting schedule (assuming, for purposes of this clause, that the Option is governed entirely by the Employee's Time Vesting Option Schedule), (ii) such installments shall be allocated equally over such period and shall not be paid less frequently than once per calendar quarter, (iii) any (if any) interest or other earnings or proceeds earned thereon shall be for the benefit of the Employee and (iv) the Company may cause such portion of such amount to be prepaid to the Employee in whole or in part at any time and from time to time, including on or before such 10th business day following the effective date of such DLJMB Liquidation Event.

          (d)   If the Committee elects to proceed pursuant to this Section 4.3, then notwithstanding any other provision herein, the following shall apply:

              (i)  The Option shall be cancelled and terminated without notice of any kind, and the Employee shall have no right with respect thereto, except the right to receive payment under the terms, and subject to the conditions, of this Section 4.3. If the Per-Option Share Amount is less than or equal to $0, then the Option shall be cancelled and terminated without notice of any kind, and the Employee shall have no right with respect thereto, including without limitation any right to receive any payment under this Section 4.3 or otherwise under the Participation Agreement or the Option Plan.

             (ii)  If, in connection with or after such DLJMB Liquidation Event, the Employee's employment or other service with the Company or any Subsidiary is terminated for Cause or by resignation by the Employee (other than a bona fide retirement substantiated and documented as determined, and subject to conditions stated, by the Company), then after the effective date of such termination or resignation (as applicable) no amount whatsoever shall be payable to the Employee regarding the portion of the Option that is not yet vested immediately prior to such DLJMB Liquidation Event (including under Section 4.3(c) above) and all amounts in respect of the Option held in an escrow account, a so-called "Rabbi Trust" or a similar account or fund pursuant to Section 4.3(c) above shall immediately revert to and be owned by the Company.

            (iii)  In electing how to proceed under Section 4.3(c) above, the Committee shall not place any amount in an escrow account, a so-called "Rabbi Trust" or a similar account or fund (as contemplated in such Section), unless (A) such placement is not a taxable event in which income is presently recognized for any option holder under the Option Plan at the time the Company does so or (B) if such placement is a taxable event described in the preceding clause (A), then the Company causes there to be a payment of tax, or takes such other action, so that such taxable event does not cause any reduction (from withholding or otherwise) in the Employee's usual and regular employment compensation. (As examples only, the Company could withhold from such amount the taxes required to be withheld by it and then place only the balance in such an escrow account, so-called "Rabbi Trust" or similar account or fund, or the Company could make a gross up payment to the Employee (and the corresponding withholdings therefrom) at the time of such placement in an amount sufficient to pay the Employee's associated tax obligations.) If the Company is not able to so place such amount without such placement being such a taxable event and the Company does not take any such action contemplated by the preceding clause (B), then the Company shall pay to the Employee the amount owed under Section 4.3(c) regarding such unvested portion of the Option on or before the 10th business day following the effective date of such DLJMB Liquidation Event.

            (iv)  The Company shall only be required to make payments in connection with this Section 4.3 as rapidly as is permissible to avoid breaching or violating, or creating or accelerating any right or obligation with respect to, any loan, credit or debt arrangement, or any covenant, obligation or other contractual restriction, then applicable to, or binding upon, the Company; provided, however, that at and after a DLJMB Liquidation Event, the foregoing shall not restrict any such payment to a greater extent than such payment could have been restricted based on any loan, credit or debt arrangement, or any covenant, obligation or other contractual restriction that applied to, or was binding upon, the Company immediately prior to such DLJMB Liquidation Event.

             (v)  For purposes of this Section 4.3, the "Company" means, at any time prior to such DLJMB Liquidation Event, Merrill Corporation, and "Company" means, at any time after such DLJMB Liquidation Event, Merrill Corporation or a successor entity of Merrill Corporation (or a successor to, or transferee of, all or substantially all of its assets) as a result of such DLJMB Liquidation Event (including without limitation any surviving entity of a merger or consolidation with Merrill Corporation).

5.    Rights of Employee: Transferability.

        5.1    Employment or Service.    Nothing in the Participation Agreement or any attachments thereto will interfere with or limit in any way the right of Merrill or any Subsidiary to terminate the employment or other service of the Employee at any time, nor confer upon the Employee any right to continue in the employ or other service of Merrill or any Subsidiary at any particular position or rate of pay or for any particular period of time.

        5.2    Rights as a Shareholder.    The Employee will have no rights as a shareholder unless and until all conditions to the effective exercise of the Option (including, without limitation, the conditions set forth in Sections 3 and 6 of this attachment to the Participation Agreement) have been satisfied and the Employee has become the holder of record of such shares. No adjustment will be made for dividends or distributions with respect to the Option as to which there is a record date preceding the date the Employee becomes the holder of record of such shares, except as may otherwise be provided in the Option Plan or determined by the Committee in its sole discretion.

        5.3    Restrictions on Transfer.    Unless approved by the Committee in its sole discretion, no right or interest of any Employee in an Option prior to the exercise of such Option will be assignable or transferable, or subjected to any lien, during the lifetime of the Employee, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise; provided, however, once an Employee exercises an Option all shares of Common Stock issued upon exercise of the Option will be subject to the transfer restrictions and other provisions set forth in the Investors' Agreement.

6.    Restrictions Regarding Employment or Service.

        6.1    Effect of Adverse Action.    Notwithstanding anything in the Option Plan, the Participation Agreement or any attachments thereto and all attachments thereto to the contrary, in the event that an Employee takes an Adverse Action with respect to Merrill or any Subsidiary (1) prior to such Employee's termination of employment or other service with Merrill and all its Subsidiaries or (2) during the period ending twelve (12) months following the date of the Employee's termination of employment or other service with Merrill and all Subsidiaries without Cause, the Committee in its sole discretion will have the authority to terminate immediately all rights of the Employee under the Option Plan and any agreement evidencing Options then held by the Employee without notice of any kind. In addition, to the extent that the Employee takes such Adverse Action during the period beginning twelve (12) months prior to, and ending twelve (12) months following, such date of termination of employment or other service, the Committee in its sole discretion will have the authority to rescind the exercise of any Options of the Employee that were exercised during such period and to require the Participant to pay to Merrill, within ten (10) days of receipt from Merrill of notice of such rescission, the amount of any gain realized as a result of such rescinded exercise. Such payment will be made in cash (including check, bank draft or money order) or, with the Committee's consent, shares of Common Stock with a Fair Market Value on the date of payment equal to the amount of such payment. Merrill will be entitled to withhold and deduct from future wages of the Employee (or from other amounts that may be due and owing to the Employee from Merrill or a Subsidiary) or make other arrangements for the collection of all amounts necessary to satisfy such payment obligations.

        6.2    Definition of Adverse Action.    An "Adverse Action" will mean any action by an Employee that the Committee, in its sole discretion, determines to be adverse to the interests of Merrill or any Subsidiary, including, without limitation, (i) disclosing confidential information of Merrill or any Subsidiary to any person not authorized by Merrill or Subsidiary to receive it, (ii) engaging, directly or indirectly, in any commercial activity that in the judgment of the Committee competes with the business of Merrill or any Subsidiary or (iii) interfering with the relationships of Merrill or any Subsidiary and their respective employees and customers.

7.    Securities Law and Other Restrictions.

        Notwithstanding any other provision of the Option Plan, the Participation Agreement or any attachments thereto and all attachments thereto, Merrill will not be required to issue, and the Employee may not sell, assign, transfer or otherwise dispose of, any Option Shares, unless (i) there is in effect with respect to the Option Shares a registration statement under the Securities Act of 1933, as amended, and any applicable state or foreign securities laws or an exemption from such registration, and (ii) there has been obtained any other consent, approval or permit from any other regulatory body which the Committee, in its sole discretion, deems necessary or advisable. Merrill may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing Option Shares, as may be deemed necessary or advisable by Merrill in order to comply with such securities law or other restrictions.

8.    Withholding Taxes.

        8.1    General Rules.    Merrill is entitled to (i) withhold and deduct from future wages of the Employee (or from other amounts that may be due and owing to the Employee from Merrill or a Subsidiary), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all foreign, federal, state and local withholding and employment-related tax requirements attributable to the Option, including, without limitation, the grant or exercise of the Option or a disqualifying disposition of stock received upon exercise of an Incentive Stock Option or in connection with Section 4.3 above, or (ii) require the Employee promptly to remit the amount of such withholding to Merrill before taking any action, including issuing any shares of Common Stock, with respect to the Option.

        8.2    Special Rules.    The Committee may, in its sole discretion and upon terms and conditions established by the Committee, permit or require an Employee to satisfy, in whole or in part, any withholding or employment-related tax obligation described in Section 8.1 of the Option Plan by electing to tender Previously Acquired Shares, a Broker Exercise Notice or a promissory note (on terms acceptable to the Committee in its sole discretion), or by a combination of such methods.

9.    Adjustments.

        In the event that the Committee determines that any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-oft) or any other similar change in the corporate structure or shares of Merrill, affects the Option such that an adjustment is determined by the Committee, in its sole discretion, to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Option Plan, the Committee (or, if Merrill is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) shall, in such manner as it deems equitable, adjust any or all of (i) the number of shares of Common Stock of Merrill (or number and kind of other securities or property) available for issuance or payment under the Option Plan, (ii) the number of shares of Common Stock or other securities of Merrill (or number and kind of other securities or property) subject to outstanding Options, and (iii) the grant or exercise price with respect to any Options, or, if deemed appropriate, make provisions for a cash payment to the holder of an outstanding Option.

10.    Subject to Option Plan.

        The Option and the Option Shares granted and issued pursuant to the Participation Agreement and the attachments thereto have been granted and issued under, and are subject to the terms of, the Option Plan. The terms of the Option Plan are incorporated by reference in the Participation Agreement and the attachments thereto in their entirety, and the Employee, by execution of the Participation Agreement, acknowledges having received a copy of the Option Plan. The provisions of the Participation Agreement and attachments thereto will be interpreted as to be consistent with the Option Plan, and any ambiguities in the Participation Agreement or the attachments thereto will be interpreted by reference to the Option Plan. In the event that any provision of the Participation Agreement or the attachments thereto are inconsistent with the terms of the Option Plan, the terms of the Option Plan will prevail.

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  Exhibit 10.5
PARTICIPATION AGREEMENT (OPTIONS ONLY)
TIME VESTING OPTION SCHEDULE
PERFORMANCE VESTING OPTION SCHEDULE
TABLE 1
TERMS AND CONDITIONS OF NON-STATUTORY STOCK OPTION AWARDS